EXHIBIT 10.2

                      [LETTERHEAD OF THE BANK OF NEW YORK]

February 20, 1999

Mr. Robert P. Heller, Vice President &
Chief Financial Officer
New England Home Care, Inc.
700 White Plains Road, Suite 363
Scarsdale, New York 10583

Dear Bob:

This letter confirms that The Bank of New York (the "Bank") holds available a $2,000,000 secured advised line of credit to New England Home Care, Inc. (the "Borrower").

Advances under the line of credit shall be payable on demand and bear interest at a rate per annum equal to the alternate base commercial lending rate of the Bank as publicly announced to be in effect from time to time (the "Alternate Base Rate"), such rate to change on the effective date of any change in the Alternate Base Rate.

         "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

For purposes of this definition:

         "Prime Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a business day, for the next preceding business day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

All advances and all principal payments hereunder shall be endorsed by the Bank on the sheet attached to the Promissory Grid Note and shall be secured by all assets of the Borrower pursuant to a security agreement. The Borrower authorizes the Bank to accept telephonic instructions from a duly authorized representative of the Borrower, as indicated by the latest Corporate Resolution on file with the Bank, to make an advance or receive a repayment hereunder and to endorse the sheet attached to this Promissory Grid Note accordingly. All advances made hereunder shall be credited to the Borrower's deposit account referred to above, which credits shall be confirmed to the Borrower by standard advice of credit.

The Borrower agrees that the actual crediting of the sum of money so borrowed to the Borrower's a deposit account shall constitute conclusive evidence that the advance was made, and the failure of the Bank to endorse the amount of any advance on the sheet attached to this note or to forward to the Borrower an advice of credit shall not affect the obligation of the Borrower to repay such advance.


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In  addition,  all  advances  under  the line of  credit  shall be  jointly  and severally guaranteed by Health Acquisition Corp., National Home Health Care Corp. and Accredited Health Services, Inc. Each guarantee shall be secured by all assets of the respective guarantors pursuant to a security agreement. The form of note, security agreement and guarantee to be furnished to the Bank shall be in form and substance acceptable to the Bank and its counsel.

The amount of Loans outstanding under the line of credit shall not exceed the lesser of the Borrowing Base or $2,000,000 at any time. As used herein, the term "Borrowing Base" shall mean (a) eighty percent (80%) of the Borrower's Eligible Accounts Receivable not more than 90 days past due from the invoice date plus
(b) fifty percent (50%) of the Borrower's Estimated Unbilled Accounts Receivable for the Borrower's previous month. The Borrowing Base shall be calculated pursuant to the Borrowing Base Certificate set forth on Exhibit A. In the event that the amount of the Loans outstanding hereunder ever exceed the Borrowing Base, the Borrower shall prepay the outstanding Loans in such an amount as would be necessary to bring the amount outstanding under the line of credit in compliance with the terms and conditions hereof.

Advances  under the line of credit are subject to the Bank's  satisfaction  with
(i) the specific purpose and expected time and source of repayment of each advance, and (ii) the Borrower's and the guarantors' financial condition, business prospects and operations at the time of each advance. As you know, lines of credit may be cancelled by either party at any time, however, unless cancelled earlier, the line of credit shall be held available until January 31, 2000.

Additionally, all outstanding advances under the line of credit shall be reduced to zero for a period of 30 consecutive days during each twelve (12) month calendar period in which the line of credit is held available.

Sincerely,

THE BANK OF NEW YORK

/s/ Vito Caraccio

Vito Caraccio
Assistant Vice President


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